Executive and Key Management Change-In-Control Severance Program

Introduction
The Akorn Board of Directors recognized that it was in the best interests of the shareholders to put in place a change in control severance program for certain executive and key management personnel (“Covered Employees”) for the purposes of retaining these employees and ensuring continuity of operations in the event of a change in the control of the company. The program was established to address solely severance compensation (the treatment of equity would be governed by equity plan agreements under the Company’s stock option plan). This program applies to those Covered Employees who do not have employment agreements.

Covered Employees - Executive Change-In-Control Severance
Those individuals who are executive direct reports to the CEO or have been deemed Named Executive Officers (NEOs) of the company, and do not have employment agreements, would be eligible for severance in the amount of one (1) year’s annual salary and one (1) year’s health and welfare benefit continuation should the conditions outlined in the program take place.
The list of these Covered Employees is maintained by the Chief Human Resources Officer.
Covered Employees - Key Management Change-In-Control Severance
Individuals in key management roles are identified by the Board and the CEO and the list is maintained by Chief Human Resources Officer. “Key Management” is generally defined as Vice President or Senior Vice Presidents who do not report to the CEO and who lead particular functional areas, business units or manufacturing facilities and the continuity of those operations is deemed critical to the achievement of business objectives. Individuals who are classified as key management under this program would be eligible for nine (9) months of salary and nine (9) months of health and welfare benefit continuation should the conditions outlined in the program take place.
Defining a Change-In-Control
“Change-In-Control” means, unless otherwise defined under I.R.S. Code § 409A, the occurrence of any of the following events:

(a)          the consummation of a merger or consolidation of the Company with any other entity which thereby becomes the Beneficial Owner of more than 50% of the outstanding “Voting Securities” (defined as securities the holders of which are entitled to vote for the election of Directors) of the surviving entity;

(b)          Directors who were members of the Board immediately prior to a meeting of the shareholders of the Company which meeting involves a contest for the election of at least one directorship, do not constitute at least a majority of the Directors following such meeting or election;

(c)          an acquisition, directly or indirectly, of more than 50% of the outstanding shares of any class of “Voting Securities” of the Company by any “Person”;

(d)          the shareholders of the Company approve a sale of all or substantially all of the assets of the Company or the liquidation of the Company; OR

(e)          there is a change, during any period of two consecutive years or less of a majority of the Board as constituted as of the beginning of such period, unless the election of each Director who is not a Director at the beginning of such period was approved by a vote of at least two-thirds of the Directors then in office who were Directors at the beginning of the period

Conditions for the program to take effect
The Company has adopted what is commonly referred to as a “double trigger” for this program to take effect.
This program is applicable to the Covered Employees if the Company has a Change-In-Control and the Covered Employee’s employment is terminated without cause within ninety (90) days prior to or twelve (12) months following the Change-In-Control.
Additionally, if the Company has a Change-In-Control, the Covered Employee may exercise this program for “Good Reason” within ninety (90) days prior to and twelve (12) months following the Change-In-Control. For purposes of this program, “Good Reason” means the occurrence of any of the following:

1)
A change in the Covered Employee’s employment status or responsibilities with the Company which represents a material and adverse change from the Covered Employee’s status or responsibilities, or the assignment to the Covered Employee of any employment duties or responsibilities which are materially inconsistent with the Covered Employee’s employment status or responsibilities, or any action by the Company that results in a marked diminution in the Covered Employee’s position, authority, duties or responsibilities (in either case without sole regard to any change in title or the Company’s status as a public or private entity);

2)
A reduction in the Covered Employee’s base salary for employment with the Company to a level below that in effect at any time previously (except to the extent such reduction is not due to a Change-In-Control and is part of a comprehensive reduction in salary applicable to employees of the Company generally so long as the reduction applicable to the Covered Employee is comparable to the reduction applied to other employees of the Company at the same career level as the Covered Employee);

3)
The Company’s requiring the Covered Employee to be based at any place outside a 50-mile radius from the Covered Employee’s then current job location or residence without the Covered Employee’s written consent, except for travel that is reasonably necessary tin connection with the Company’s business;

4)	The insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days.
In order to exercise their rights under this program, a Covered Employee needs to notify the Chief Human Resources Officer, or another official designated by the Company, in writing of their request to utilize this program. A determination will then be made by the Company and communicated to the Covered Employee.
Any severance payments under this program will be conditioned upon the execution of a general release by the Covered Employee and the Company.